EXHIBIT 99.1

10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate March 5, 2012

Macatawa Bank Corporation Announces Termination of Consent Order

Holland, Michigan, March 5, 2012 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced that Macatawa Bank's Consent Order with its regulators has been terminated.

On February 22, 2010, Macatawa Bank entered into a Consent Order with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation, the primary banking regulators of the Bank. The Bank agreed to the terms of the negotiated Consent Order without admitting or denying any charges of unsafe or unsound banking practices. The Consent Order imposed no fines or penalties on the Bank.

In response to the Consent Order and other factors, the Board of Directors implemented additional corporate governance practices and disciplined business and banking principles, including more conservative lending principles. The focus of the management team turned from growth to executing these disciplined business and banking procedures and policies designed to limit future losses, preserve capital and improve operational efficiencies. In addition, the Board of Directors added experienced members to provide further oversight and guidance. These and other efforts were reflected in results of operations for 2011 and 2010 with lower levels of charge-offs and provision for loan losses, reductions in operating expenses and reduction in balance sheet totals resulting in improvement in regulatory capital and liquidity ratios. The Company successfully completed its shareholder rights offering and public offering of common stock in June 2011 resulting in net proceeds of $20.3 million and contributed $10.0 million of the proceeds from the stock offering to the Bank retaining the remaining $10.3 million at the holding company. As of December 31, 2011, the Company's and the Bank's regulatory capital ratios were the highest they have been since December 31, 1999.

As a result of the improvement in financial condition and results of operations, implementation of additional corporate governance practices and disciplined business and banking principles, and compliance with the Consent Order, upon completion of the Bank's 2011 joint examination by the FDIC and OFIR, the FDIC and OFIR terminated the Consent Order.

As of December 31, 2011, the Bank was categorized as "adequately capitalized" as a result of being subject to the Consent Order. However, had the Consent Order been terminated as of December 31, 2011, the Bank would have been categorized as "well capitalized."

"Since the Bank entered into the Consent Order, the Board of Directors, management and all of our employees have worked tirelessly to change the culture of our Bank to one that embraces the disciplined and conservative business, banking and lending principles that we have adopted and which have allowed us to leave behind the Consent Order," commented Richard L. Postma, Chairman of the Board. "We are thankful to our community, shareholders, customers and employees for their loyalty to the Bank as we operated under a regulated strict control environment for the past several years. The proper regulation of any bank is necessary to assure depositors and customers that their bank is sound and that those who manage and supervise the operations of their bank do so as prudent bankers and board members. With the welcomed assistance of our regulators, we have positioned the Bank to return to well-capitalized status at the end of the first quarter of 2012 and to provide our community with a full array of lending, deposit and wealth management products that will help families and businesses to thrive in the future. Our mission continues to be to serve West Michigan as an exceptional, locally owned and managed bank, ready to meet our community's financial services needs in a supportive and productive manner."

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "continues," "positioned," "mission" "return," "future" and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to the Bank returning to well-capitalized status. All statements with references to future time periods are forward-looking. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.